                                                                    EXHIBIT 11.1

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE

                                                                    NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------  ------------------------
                             1994         1995         1996         1996         1997
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Net loss................  ($1,556,000) ($2,380,000) ($2,807,000) ($1,933,000) ($3,342,000)
                          ===========  ===========  ===========  ===========  ===========
Weighted average shares
 of Common Stock
 outstanding............    2,100,000    2,192,033    2,259,516    2,226,087    2,389,683
Shares related to Staff
 Accounting Bulletin
 topic 4D:
 Stock options..........      122,818      122,818      122,818      122,818      122,818
 Series D Preferred
  Stock(1)..............      462,164      462,164      462,164      462,164      462,164
                          -----------  -----------  -----------  -----------  -----------
Shares used in computing
 net loss per share.....    2,684,982    2,777,015    2,844,498    2,811,069    2,974,665
                          ===========  ===========  ===========  ===========  ===========
Net loss per share......       ($0.58)      ($0.86)      ($0.99)      ($0.69)      ($1.12)
                          ===========  ===========  ===========  ===========  ===========
Pro Forma
Calculation of shares
 outstanding for
 computing pro forma net
 loss per share:
 Shares used in
  computing net loss per
  share.................                              2,844,498                 2,974,665
 Adjusted to reflect the
  effect of the assumed
  conversion of Series
  A, B and C Preferred
  Stock.................                              2,927,369                 2,927,369
                                                    -----------               -----------
Shares used in computing
 pro forma net loss per
 share..................                              5,771,867                 5,902,034
                                                    ===========               ===========
Pro forma net loss per
 share..................                                 ($0.49)                   ($0.57)
                                                    ===========               ===========

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(1) Assumes an initial public offering price of $11.00 per share.